Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”), dated as of March 10, 2010 (the “Execution Date”), is entered into by and among Michael Capellas (“Executive”), First Data Holdings Inc. (formerly known as New Omaha Holdings Corporation) (“Holdings Corp”), and First Data Corporation (“FDC” and together with Holdings Corp and their respective subsidiaries, the “FDC Group”).

WHEREAS, New Omaha Holdings L.P. (“Holdings LP”) and Executive entered into a letter agreement regarding Executive’s employment with the FDC Group, dated June 27, 2007, which agreement was subsequently assigned to Holdings Corp and FDC pursuant to that certain Assignment and Assumption Agreement made as of September 24, 2007 by and between Holdings LP, Holdings Corp and FDC (the “Employment Letter Agreement”);

WHEREAS, Executive is also a participant in the First Data Corporation Severance/Change in Control Policy, as amended and restated effective September 24, 2007 and as amended further from time to time (the “Severance Policy”);

WHEREAS, Executive currently holds common stock of Holdings Corp (“Stock”) and options to purchase Stock (“Options”) pursuant to that certain Management Stockholder’s Agreement with Holdings Corp entered into as of September 24, 2007, as amended (the “MSA”), that certain Stock Option Agreement with Holdings Corp dated as of September 24, 2007 (the “Option Agreement”) and that certain Sale Participation Agreement with Holdings LP dated as of September 24, 2007 (the “SPA”), as applicable;

WHEREAS, the FDC Group and Executive have agreed that Executive’s last day of employment with the FDC Group will be March 31, 2010 (the “Separation Date”); and

WHEREAS, in connection with the foregoing and in resolution of any outstanding issues or discussions among the parties hereto, Holdings Corp, FDC and Executive have agreed to certain terms and conditions relating to the consequences of Executive’s separation from service, to the extent not currently addressed in the agreements referenced above, all as set forth in this Agreement.

NOW, THEREFORE, in consideration of the recitals, promises, and other good and valuable consideration specified herein, the receipt and sufficiency of which is hereby acknowledged, Executive, Holdings Corp and FDC agree as follows:

1. EFFECTIVENESS OF AGREEMENT; SEPARATION FROM SERVICE.

1.1 Effectiveness of Agreement. This Agreement shall become effective upon the Execution Date; provided, however, that if subsequent to Executive’s execution of this Agreement, he revokes the General Release (as defined in Section 4.1 below), Executive, FDC and Holdings Corp shall cease to have any obligations under this Agreement and this Agreement shall be immediately null and void and of no further force and effect. In the event of such cessation, the terms of the Employment Letter Agreement, Severance Policy, Stock Option Agreement, MSA and SPA shall continue as in effect prior to the date of this Agreement without any modification as reflected in this Agreement, to the extent applicable.

1.2 Separation from Service. Effective as of the Separation Date, Executive shall resign from all positions held with the FDC Group, including all positions on (x) the board of directors of FDC (the “FDC Board”) and any committees thereof and (y) the board of directors of Holdings Corp (the “Holdings Board”) and any committees thereof. The parties acknowledge that as of the Separation Date, Executive shall incur a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

2. CONSULTING SERVICES

In resolution of any outstanding issues or discussions among the parties hereto, FDC, Holdings Corp and Executive have agreed that, following the Separation Date, Executive agrees to be available and to provide FDC and/or Holdings Corp with professional services on such matters and projects as Executive is reasonably requested to furnish by the FDC Board and/or the Holdings Board; provided, however, that such services shall in no event require Executive to provide more than 20% of the average level of services to FDC or Holdings Corp, as applicable, that Executive provided prior to the Separation Date. The timing and manner in which those services are to be provided by Executive shall be arranged so as to result in the least amount of disruption in Executive’s activities following the Separation Date. The parties hereto acknowledge and agree that the terms and conditions of such service will be mutually agreed upon by the parties; provided, however, that the fee that Executive receives in connection with such services, shall be in an amount, as determined by the FDC Board and/or Holdings Board, in its reasonable good faith judgment, as appropriate for the services rendered.

3. PAYMENTS, RIGHTS AND BENEFITS

3.1 Equity.

(a) Stock Options. With respect to Executive’s 6,000,000 shares of Stock subject to the Cost Time Option (as defined in the Stock Option Agreement), 6,000,000 shares of Stock subject to the Performance Option (as defined in the Stock Option Agreement) and 1,714,285 shares of Stock subject to the Cost Plus Time Option (as defined in the Stock Option Agreement), notwithstanding anything in the Stock Option Agreement to the contrary, all such options will expire without payment therefor effective as of the Separation Date. This Agreement, upon execution by the parties, hereby serves as an amendment to the Stock Option Agreement.

(b) Stock. With respect to Executive’s 3,000,000 shares of Stock held by him subject to the MSA, in connection with Executive’s separation from service, following the Separation Date, all such shares shall remain subject to the terms and conditions of the MSA. Holdings Corp agrees that it shall repurchase such Shares in accordance with the terms and conditions of the MSA. Executive acknowledges and agrees that this Agreement constitutes the notice, if any, contemplated by the MSA in connection with such repurchase and hereby waives any rights Executive may have to a specified period of advanced notice.

(c) Continued Effectiveness of Equity Agreements. Except as otherwise provided herein, nothing in this Section 3.1 shall be construed to amend, alter, revise or change any other terms or conditions of the Stock Option Agreement, the MSA or the SPA, each of which shall continue in full force and effect in accordance with their terms as in effect as of the Execution Date.

3.2 Continued Benefits Coverage. Subject to (x) the expiration of the Revocation Period (as defined in Section 4.2 below), without revocation of the General Release by Executive, (y) Executive’s continued compliance with the Restrictive Covenants, and (z) the terms of any applicable plan documents and the remaining provisions of this Section 2.3, FDC shall provide Executive (and his dependents) for a twenty-four month period following the Separation Date (such period, the “Continued Coverage Period”) with all welfare benefits coverage which Executive (or his dependents) was participating in or receiving as of the Separation Date. The cost to Executive of such coverage and the terms and conditions of such coverage during the Continued Coverage Period shall be the same as those applicable to similarly situated active employees during such period. Notwithstanding the foregoing, after the expiration of the first 12 months of the Continued Coverage Period, Executive (and his dependents) shall lose FDC–sponsored group health coverage unless a timely election is made for continued group health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”). FDC shall pay to Executive, as an additional amount, a lump sum amount approximately equal to the difference in cost between COBRA premiums and active employee premiums for 12 months of COBRA coverage calculated by FDC in its discretion as of the Separation Date, which payment shall constitute taxable income to Executive and which shall be paid no later than the 30th day following the expiration of the first 12 months of the Continued Coverage Period. Executive shall also be entitled to receive during the Continued Coverage Period any financial planning benefits which Executive was receiving as of the Separation Date, but shall not be entitled to receive any other perquisites after such date. Notwithstanding the foregoing, Executive’s continued benefits coverage under this Section 3.2 shall cease as of the date Executive becomes eligible to receive such benefits under a subsequent employer’s benefit programs. For the avoidance of doubt, Executive shall not be eligible to continue contributions to FDC’s qualified retirement plans or nonqualified deferred compensation program.

3.3 Other Payments and Employee Benefits.

(a) Retirement/Deferred Compensation Benefits. Executive shall be entitled to all benefits that he has accrued or in which he has become vested under any tax-qualified retirement and deferred compensation plans maintained by any member of the FDC Group in accordance with their terms.

(b) Unpaid Amounts. On the first regularly scheduled payroll date occurring on or after the Separation Date, FDC will pay Executive, in a lump sum cash payment, all unpaid Base Salary accrued through the Separation Date and unreimbursed business expenses, if any, incurred in accordance with FDC policy and as to which Executive submits his properly documented expense report(s) prior to the Separation Date.

(c) Closing Costs. Executive shall continue to be entitled to receive, following the Separation Date, reimbursement for the reasonable closing costs incurred by him in connection with the sale of his residence in South Carolina, in accordance with the terms of the Company’s relocation policy, to which Executive will continue to be subject following the Separation Date. Payment in respect of approved closing costs shall be made on or before the last day of the taxable year following the taxable year in which the expenses were incurred.

(d) Executive shall receive a payment of $450,000 representing the pro rata share of his bonus target for 2010 under the FDC Group’s Senior Executive Incentive Plan, as soon as practicable following the Separation Date.

3.4 Tax Withholding. FDC and Holdings Corp, as applicable, may withhold from any amounts payable in cash under this Agreement such Federal, state and local taxes as may be required to be withheld in respect of any payment and/or any benefit provided for under this Agreement pursuant to any applicable law or regulation.

4. RELEASE; EXECUTIVE REPRESENTATIONS

4.1 General Release. For and in consideration of the payments, rights and benefits described in Sections 2 and 3 of this Agreement, Executive hereby agrees to execute a release of all claims against Holdings Corp, Holdings LP, FDC and their respective subsidiaries, affiliates, successors, officers, employees and directors (collectively, the “Beneficiaries”) in the form attached as Exhibit I hereto (the “General Release”) on or following the Separation Date and no later than 21 days following the Separation Date.

4.2 Executive’s Representations and Warranties. Executive represents that he has carefully read and fully understands the terms of this Agreement, and that Executive has been advised to consult with an attorney and has availed himself of the opportunity to consult with an attorney prior to signing this Agreement. Executive acknowledges and agrees that he is executing this Agreement willingly, voluntarily and knowingly, of his own free will, in exchange for the payments, rights and benefits described in Sections 2 and 3 of this Agreement, and that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept the terms of this Agreement, other than those set forth in this Agreement. Executive further acknowledges, understands, and agrees that as of the Separation Date his employment with the FDC Group terminated and that the provisions of Sections 2 and 3 of this Agreement are in lieu of any and all payments and benefits to which Executive may otherwise be entitled to receive pursuant to the Employment Letter Agreement, the Severance Policy or any other similar agreement between Executive and any member of the FDC Group. Executive understands that, except as otherwise expressly provided for under this Agreement, he will not receive any payments or benefits under this Agreement until the seven (7) day revocation period provided for under the General Release has passed, and then, only if he has not revoked the General Release (such period, the “Revocation Period”).

5. GOVERNING LAW; RESOLUTION OF DISPUTES

Any controversy or claim arising out of or relating to this Agreement or the General Release or the breach of this Agreement or the General Release that cannot be resolved by Executive, FDC and Holdings Corp, including any dispute as to the calculation of Executive’s benefits or any payments hereunder, shall be submitted to arbitration in New York, New York (or such other venue as the parties mutually agree), in accordance with the procedures of the American Arbitration Association, which arbitration shall be a binding and conclusive settlement of any such claims or disputes. This Agreement and the General Release and any dispute thereunder shall be construed, interpreted and governed in accordance with the laws of the State of New York without reference to rules relating to conflicts of law. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

6. RESTRICTIVE COVENANTS

Executive hereby acknowledges and agrees that he shall continue to be bound by the covenants not to disclose Confidential Information (as defined in the MSA) and other restrictive covenants contained in Section 23(a) of the MSA, in accordance with the terms thereof (collectively, the “Equity Restrictive Covenants”). In addition to the Equity Restrictive Covenants, Executive agrees not to engage in any act or make any statement, in any event, after the Execution Date that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of any member of the FDC Group (together with the Equity Restrictive Covenants, collectively, the “Restrictive Covenants”, and any such individual covenant, a “Restrictive Covenant”).

7. INDEMNIFICATION/D&O LIABILITY INSURANCE

FDC and Holdings Corp. will indemnify Executive for all acts or omissions occurring while Executive was an employee of one or more members of the FDC Group and a member of the FDC Board and the Holdings Board, in each case, to the maximum extent provided under their respective charters, by-laws, and applicable law. Holdings Corp and FDC will insure Executive under a policy of directors and officers liability insurance during Executive’s employment and thereafter to the same extent as provided to active members of the FDC Board and the Holdings Board.

8. COMPLIANCE WITH SECTION 409A

This Agreement is intended to comply with Section 409A and will be interpreted accordingly. References under this Agreement to Executive’s separation from service will be deemed to refer to the date upon which Executive experienced a “separation from service” within the meaning of Section 409A. Notwithstanding anything herein to the contrary, if any payment of money or benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or benefits will be deferred if deferral will make such payment or benefits compliant under Section 409A, or otherwise such payment or benefits will be restructured, to the extent possible, in a manner, determined by the FDC Board that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A, any such reimbursements or in-kind benefits will be paid to Executive in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv). For purposes of Section 409A, each payment made under this Agreement will be designated as a “separate payment” within the meaning of Section 409A. FDC will consult with Executive in good faith regarding the implementation of the provisions of this Section; provided that neither FDC nor any of its employees or representatives will have any liability to Executive with respect to thereto.

9. SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement or the remaining portion of a partially invalid provision, which shall remain in force, and, if possible, the provision in question shall be modified by the court so as to be rendered enforceable.

10. CONSTRUCTION

Each party and its counsel have reviewed this Agreement and the General Release, to the extent applicable, and have been provided the opportunity to review this Agreement and the General Release, to the extent applicable, and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or the General Release, to the extent applicable. Instead, the language of all parts of this Agreement and the General Release, to the extent applicable, shall be construed as a whole, and according to their fair meaning, and not strictly for or against either party.

11. ENTIRE AGREEMENT; COUNTERPARTS

11.1 The Agreement and the General Release together set forth the entire agreement between the parties hereto and, after the expiration of the Revocation Period without revocation of the General Release by Executive, fully supersede any and all prior agreements or understandings, including the Employment Letter Agreement and the Severance Policy, between the parties hereto pertaining to the subject matter hereof, but excluding the Stock Option Agreement, MSA and SPA, including any amendments thereto as provided for herein.

11.2 This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

FIRST DATA HOLDINGS INC.

By:
Name:
Title:

FIRST DATA CORPORATION

By:
Name:
Title:

MICHAEL CAPELLAS